Exhibit 4.13

SEVENTH SUPPLEMENTAL INDENTURE

among

TEPPCO PARTNERS, L.P.

as Issuer,

TE PRODUCTS PIPELINE COMPANY, LLC,

TCTM, L.P.,

TEPPCO MIDSTREAM COMPANIES, LLC

and

VAL VERDE GAS GATHERING COMPANY, L.P.

as Subsidiary Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

______________

March 27, 2008

______________

7.55% Senior Notes due 2038

i

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of March 27, 2008 (this “Seventh Supplemental Indenture”), among TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), TE Products Pipeline Company, LLC, a Texas limited liability company (“TE Products”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO Midstream Companies, LLC, a Texas limited liability company (“TEPPCO Midstream”), Val Verde Gas Gathering Company, L.P., a Delaware limited partnership (“Val Verde” and together with TE Products, TCTM, and TEPPCO Midstream, the “Subsidiary Guarantors”), and U.S. Bank National Association, successor, pursuant to Section 7.09 of the Original Indenture (as defined below) to Wachovia Bank, National Association and First Union National Bank, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, TE Products, TCTM, TEPPCO Midstream and Jonah Gas Gathering Company, a Wyoming general partnership (“Jonah”), or their predecessors, and the Partnership have heretofore executed and delivered to the Trustee an Indenture dated as of February 20, 2002 (the “Original Indenture” and, as amended and supplemented by this Seventh Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Partnership’s Debt Securities, and the Guarantee by each of the Subsidiary Guarantors (as defined therein) of the Debt Securities;

WHEREAS, Sections 2.01 and 2.03 of the Indenture provide that, without the approval of any Holder, the Partnership and the Subsidiary Guarantors may enter into supplemental indentures to establish the form, terms and provisions of a series of Debt Securities issued pursuant to the Indenture;

WHEREAS, Section 9.01(k) of the Indenture provides that the Partnership and the Subsidiary Guarantors and the Trustee may from time to time enter into one or more indentures supplemental thereto, without the consent of any Holders, to establish the form or terms of Debt Securities of a new series;

WHEREAS, Section 9.01(b) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to add to the covenants of the Partnership or the Subsidiary Guarantors for the benefit of, and to add any additional Events of Default with respect to, all or any series of Debt Securities;

WHEREAS, Section 9.01(i) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to add to, change or eliminate any of the provisions of the Indenture with respect to all or any series of Debt Securities, provided that, among other things, such addition, change or elimination does not apply to any outstanding Debt Security of any series created prior to the execution of such supplemental indenture;

WHEREAS, Section 9.01(i) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to add Subsidiary Guarantors with respect to any or all of the Debt Securities;

WHEREAS, the Partnership desires to issue a series of its Debt Securities under the Indenture, such series to be known as its 7.55% Senior Notes due 2038 (the “2038 Notes”), the issuance of which series was authorized by or pursuant to resolution of the Board of Directors, and the Subsidiary Guarantors desire to Guarantee the 2038 Notes as provided in Article XIV of the Indenture;

WHEREAS, the Partnership, pursuant to the foregoing authority, proposes in and by this Seventh Supplemental Indenture to supplement and amend the Original Indenture insofar as it will apply only to the 2038 Notes;

WHEREAS, each of Val Verde, TE Products and TEPPCO Midstream is executing and delivering this Seventh Supplemental Indenture for the purpose of providing a Guarantee of the 2038 Notes, in accordance with the provisions of the Original Indenture;

WHEREAS, pursuant to the Full Release of Guarantee of Wachovia Bank, National Association, as trustee, dated as of July 31, 2006, Jonah was fully released and discharged from all obligations, including any obligations as a Subsidiary Guarantor, in connection with the Indenture;

WHEREAS, all things necessary have been done to make the 2038 Notes, when duly issued by the Partnership and when executed on behalf of the Partnership and authenticated and delivered in accordance with the Indenture, the valid obligations of the Partnership, to make the Guarantee of the 2038 Notes the valid obligation of each of the Subsidiary Guarantors, and to make this Seventh Supplemental Indenture a valid agreement of the Partnership and the Subsidiary Guarantors, in accordance with their and its terms;

NOW, THEREFORE:

In consideration of the premises provided for herein, the Partnership, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the 2038 Notes as follows:

ARTICLE 1

THE 2038 NOTES

SECTION 1.1 Designation of the 2038 Notes; Establishment of Form.

There shall be a series of Debt Securities designated “7.55% Senior Notes due 2038” of the Partnership (the “2038 Notes”), and the form thereof (including the notation of Guarantee thereof) shall be substantially as set forth in Exhibit A hereto, which is incorporated into and shall be deemed a part of this Seventh Supplemental Indenture, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Partnership may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange on which the 2038 Notes may be listed, or to conform to general usage, or as may, consistently with the Indenture, be determined by the officers executing such 2038 Notes, as evidenced by their execution of the 2038 Notes.

The 2038 Notes will initially be issued in permanent global form, substantially in the form set forth in Exhibit A hereto, as a Global Security.

The Partnership initially appoints the Trustee to act as paying agent and Registrar with respect to the 2038 Notes.

SECTION 1.2 Amount.

The Trustee shall authenticate and deliver 2038 Notes for original issue in an aggregate principal amount of up to $400,000,000 upon Partnership Order for the authentication and delivery of 2038 Notes.  The authorized aggregate principal amount of 2038 Notes may be increased at any time hereafter and the series may be reopened for issuances of additional 2038 Notes, upon Partnership Order without the consent of any Holder.  The 2038 Notes issued on the date hereof and any such additional 2038 Notes that may be issued hereafter shall be part of the same series of Debt Securities.

SECTION 1.3 Redemption.

(a) There shall be no sinking fund for the retirement of the 2038 Notes or other mandatory redemption obligation.

(b) The Partnership, at its option, may redeem the 2038 Notes in accordance with the provisions of the 2038 Notes and the Indenture.

SECTION 1.4 Conversion.

The 2038 Notes shall not be convertible into any other securities.

SECTION 1.5 Maturity.

The Stated Maturity of the 2038 Notes shall be April 15, 2038.

SECTION 1.6 Place of Payment.

As long as any 2038 Notes are Outstanding, the Partnership shall maintain in the Borough of Manhattan, The City of New York, an office or agency where the 2038 Notes may be surrendered for registration of transfer or for exchange, an office or agency where the 2038 Notes may be presented for payment, and an office or agency where notices and demands to or upon the Partnership in respect of the 2038 Notes and the Indenture may be served.  All of such offices or agencies shall initially be the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, which on the date of this Seventh Supplemental Indenture, is located at U.S. Bank National Association, 100 Wall Street, Suite 1600, EX-NY-WALL, New York, NY 10005, Attn: David Massa.  The Partnership may also from time to time designate one or more other offices or agencies where the 2038 Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Partnership of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes.

SECTION 1.7 Subsidiary Guarantors.

The 2038 Notes shall be entitled to the benefits of the Guarantee of each of the Subsidiary Guarantors as provided in Article XIV of the Indenture.

SECTION 1.8 Other Terms of 2038 Notes.

Without limiting the foregoing provisions of this Article 1, the terms of the 2038 Notes shall be as provided in the form of 2038 Notes set forth in Exhibit A hereto and as provided in the Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

The amendments and supplements contained herein shall apply to 2038 Notes only and not to any other series of Debt Securities issued under the Original Indenture and any covenants provided herein are expressly being included solely for the benefit of the 2038 Notes.  These amendments and supplements shall be effective for so long as there remain any 2038 Notes outstanding.

SECTION 2.1 Definitions.

Section 1.01 of the Original Indenture is amended and supplemented by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

(a) the fair market value (as determined in good faith by the Board of Directors) of the assets involved in the Sale-Leaseback Transaction;

(b) the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the 2038 Notes compounded semiannually; and

(c) if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a Capital Lease Obligation for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges.  In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

       “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in the most recent consolidated quarterly or annual balance sheet of the Partnership prepared in accordance with GAAP, less applicable reserves reflected in such balance sheet, after deducting the following amounts:

(a) all current liabilities reflected in such balance sheet (excluding any current maturities of long-term debt or any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed); and

(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

“Funded Debt” means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Permitted Liens” include:

(a) Liens existing at, or provided for under the terms of an “after-acquired property” clause or similar term of any agreement existing on the date of, the initial issuance of the 2038 Notes or the terms of any mortgage, pledge agreement or similar agreement existing on such date of initial issuance;

(b) Liens on property, shares of stock, indebtedness or other assets of any Person (which is not a Subsidiary of the Partnership) existing at the time such Person becomes a Subsidiary of the Partnership or is merged into or consolidated with or into the Partnership or any of its Subsidiaries (whether or not the obligations secured thereby are assumed by the Partnership or any of its Subsidiaries), provided that such Liens are not incurred in anticipation of such Person becoming a Subsidiary of the Partnership, or Liens existing at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Partnership or any of its Subsidiaries;

(c) Liens on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by the Partnership or any of its Subsidiaries (whether or not the obligations secured thereby are assumed by the Partnership or any of its Subsidiaries), or Liens thereon to secure the payment of all or any part of the purchase price thereof;

(d) any Lien on property, shares of capital stock, indebtedness or other assets created at the time of the acquisition of same by the Partnership or any of its Subsidiaries or within 12 months after such acquisition to secure all or a portion of the purchase price of such property, capital stock, indebtedness or other assets or indebtedness incurred to finance such purchase price, whether such indebtedness is incurred prior to, at the time of or within one year after the date of such acquisition;

(e) Liens on property, shares of stock, indebtedness or other assets to secure any Debt incurred to pay the costs of construction, development, repair or improvements thereon, or incurred prior to, at the time of, or within 12 months after, the latest of the completion of construction, the completion of development, repair or improvements or the commencement of full commercial operation of such property for the purpose of financing all or any part of, such construction or the making of such development, repair or improvements;

(f) Liens to secure indebtedness owing to the Partnership or any of its Subsidiaries;

(g) Liens on any current assets that secure current liabilities or indebtedness incurred by the Partnership or any of its Subsidiaries;

(h) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such liens;

(i) Liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any regulatory, governmental or court authority in connection with any contract or statute; or any Lien upon or deposits of any assets to secure performance or bids, trade contracts, leases or statutory obligations;

(j) Liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed;

(k) Liens on any capital stock of any Subsidiary of the Partnership that owns an equity interest in a joint venture to secure indebtedness, provided that the proceeds of such indebtedness received by such Subsidiary are contributed or advanced to such joint venture;

(l) the assumption by the Partnership or any of its Subsidiaries of obligations secured by any Lien on property, shares of stock, indebtedness or other assets, which Lien exists at the time of the acquisition by the Partnership or any of its Subsidiaries of such property, shares, indebtedness or other assets or at the time of the acquisition of the Person that owns such property or assets;

(m) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

(n) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) of any Lien referred to in clauses (a)-(m) above; provided, however, that any Liens permitted by the terms set forth under any of such clauses (a)-(m) shall not extend to or cover any property of the Partnership or of any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom;

(o) Liens deemed to exist by reason of negative pledges in respect of indebtedness;

(p) Liens upon rights-of-way for pipeline purposes;

(q) any statutory or governmental Lien or a Lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, supplier’s, carrier’s, landlord’s, warehousemen’s or similar Lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction, development, improvement or repair;

(r) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license, permit or by any provision of law, to purchase or to recapture or to designate a purchaser of, any property;

(s) Liens of taxes and assessments which are for the current year, and are not at the time delinquent or are delinquent but the validity of which are being contested at the time by the Partnership or any of its Subsidiaries in good faith;

(t) Liens of, or to secure the performance of, leases;

(u) Liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(v) Liens upon property or assets acquired or sold by the Partnership or any of its Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

(w) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(x) Liens securing indebtedness of the Partnership or indebtedness of any Subsidiaries of the Partnership, all or a portion of the net proceeds of which are used, substantially concurrently with the funding thereof (and for purposes of determining “substantial concurrence,” taking into consideration, among other things, required notices to be given to Holders of Outstanding Debt Securities under this Indenture (including the 2038 Notes) in connection with such refunding, refinancing, repurchase, and the required durations thereof), to refund, refinance, or repurchase all Outstanding Debt Securities under this Indenture (including the 2038 Notes) including all accrued interest thereon and reasonable fees and expenses and any premium incurred by the Partnership or its Subsidiaries in connection therewith; and

(y) any Lien upon any property, shares of capital stock, indebtedness or other assets to secure indebtedness incurred by the Partnership or any of its Subsidiaries, the proceeds of which, in whole or in part, are used to defease, in a legal or a covenant defeasance, the obligations of the Partnership on the 2038 Notes or any other series of Debt Securities.

“Principal Property” means, whether owned or leased on the date of the initial issuance of the 2038 Notes or acquired later:

(a) pipeline assets of the Partnership or any of its Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, natural gas liquids, refined petroleum products, liquefied petroleum gases, crude oil or petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(b) any processing or manufacturing plant or terminal owned or leased by the Partnership or any of its Subsidiaries that is located in the United States of America or any territory or political subdivision thereof;

except, in the case of either of the foregoing clauses (a) and (b), any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles, and any such assets, plant or terminal which, in the opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and its Subsidiaries, taken as a whole.

“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Partnership or any of its Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by the Partnership or such Subsidiary to such Person, other than:

(a) any such transaction involving a lease for a term (including renewals or extensions exercisable by the Partnership or any of its Subsidiaries) of not more than three years; or

(b) any such transaction between the Partnership and any of its Subsidiaries or between any of its Subsidiaries.

“Subsidiary Guarantors” means the Person or Persons named as the "Subsidiary Guarantors" in the first paragraph of this instrument until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Subsidiary Guarantors" shall mean such successor Person or Persons, and any other Subsidiary of the Partnership who may execute a supplement to the Original Indenture, for the purpose of providing a Guarantee of Debt Securities pursuant to the Original Indenture.

“2038 Notes” means the 7.55% Senior Notes due 2038 of the Partnership to be issued pursuant to this Indenture.  For purposes of this Indenture, the term “2038 Notes” shall, except where the context otherwise requires, include the Guarantee.

SECTION 2.2  Redemption.

Article III of the Original Indenture shall be amended and supplemented by inserting the following new section in its entirety:

“Section 3.06. Optional Redemption.

The 2038 Notes may be redeemed at the option of the Partnership at any time in whole, or from time to time, in part, at the redemption prices described in the 2038 Notes.  Any notice to Holders of 2038 Notes of such redemption shall include the method of calculating the redemption price, but need not include the redemption price itself.  The actual redemption price, calculated as provided in the 2038 Notes, will be calculated and certified to the Trustee and the Partnership by the Independent Investment Banker.”

SECTION 2.3 Covenants.

Article IV of the Original Indenture shall be amended and supplemented by inserting the following new sections in their entirety:

“Section 4.12. Limitation on Sale-Leaseback Transactions.  The Partnership shall not, and shall not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction unless:

(a) such Sale-Leaseback Transaction occurs within 12 months from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, or development of, or substantial repair or improvement on, or commencement of full operations of, such Principal Property, whichever is later;

(b) the Partnership or such Subsidiary, as the case may be, would be permitted, pursuant to the provisions of this Indenture, to incur Debt, in a principal amount at least equal to the Attributable Indebtedness with respect to such Sale-Leaseback Transaction, secured by a Lien on the Principal Property subject to such Sale-Leaseback Transaction pursuant to Section 4.13 without equally and ratably securing the 2038 Notes pursuant to such Section; or

(c) the Partnership or such Subsidiary, within a twelve-month period after the effective date of such Sale-Leaseback Transaction, applies or causes to be applied an amount equal to not less than the Attributable Indebtedness from such Sale-Leaseback Transaction either to (a) the voluntary defeasance or the prepayment, repayment, redemption or retirement of any 2038 Notes or other Funded Debt of the Partnership or any Subsidiary that is not subordinated to the Debt Securities, (b) the acquisition, construction, development or improvement of any Principal Property used or useful in the businesses of the Partnership (including the businesses of its Subsidiaries) or (c) any combination of applications referred to in the preceding clause (a) or (b).

Notwithstanding the foregoing provisions of this Section, the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (a) through (c), inclusive, of this Section, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of (i) all other Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions (exclusive of any such Sale-Leaseback Transactions otherwise permitted under clauses (a) and (c) of this Section) and (ii) all outstanding Debt secured by Liens, other than

Permitted Liens, on any Principal Property or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, does not exceed 10% of Consolidated Net Tangible Assets.

Section 4.13. Limitation on Liens.  The Partnership shall not, and shall not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Lien, other than a Permitted Lien, on any Principal Property or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether now existing or hereafter created or acquired by the Partnership or such Subsidiary, to secure any Debt of the Partnership or any other Person, without in any such case making effective provision whereby any and all 2038 Notes then Outstanding will be secured by a Lien equally and ratably with, or prior to, such Debt for so long as such Debt shall be so secured.  Notwithstanding the foregoing, the Partnership may, and may permit any Subsidiary to, incur, create, assume or suffer to exist any Lien (other than a Permitted Lien) on any Principal Property or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property to secure Debt of the Partnership or any other Person, without securing the 2038 Notes as provided in this Section, provided that the aggregate principal amount of all Debt then outstanding secured by any such Lien together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions (exclusive of any such Sale-Leaseback Transactions otherwise permitted under clauses (a) and (c) of Section 4.12), does not exceed 10% of Consolidated Net Tangible Assets.

Section 4.14. Additional Subsidiary Guarantors.  If at any time after the original issuance of the 2038 Notes, including following any release of a Subsidiary Guarantor from its Guarantee under this Indenture, any Subsidiary of the Partnership (including any future Subsidiary of the Partnership) guarantees any Funded Debt of the Partnership, then the Partnership shall cause such Subsidiary to guarantee the 2038 Notes and in connection with such guarantee, to execute and deliver an Indenture supplemental hereto pursuant to Section 9.01(g) simultaneously therewith.  In order to further evidence its Guarantee, such Subsidiary shall execute and deliver to the Trustee a notation relating to such Guarantee in accordance with Section 14.02.”

SECTION 2.4 Events of Default.

The following additional Event of Default shall be added to those in clauses (a)-(g) of Section 6.01 of the Original Indenture in relation to the 2038 Notes:

“(h) default in the payment by the Partnership or any of its Subsidiaries at the Stated Maturity thereof, after the expiration of any applicable grace period, of any principal of any Debt of the Partnership (other than the 2038 Notes) or any of its Subsidiaries (other than the Guarantee of the 2038 Notes) outstanding in an aggregate principal amount in excess of $50,000,000, or the occurrence of any other default thereunder (including, without limitation, the failure to pay interest or any premium), the effect of which default is to cause such Debt to become, or to be declared, due prior to its Stated Maturity and such acceleration is not rescinded within 60 days after there has been given, by registered or certified mail, to the Partnership and the Subsidiary Guarantors by the Trustee or to the Partnership, the Subsidiary Guarantors and the Trustee by the Holders of at least 25% in principal amount of the Outstanding 2038 Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder, and the receipt by the Partnership and the Subsidiary Guarantors of such written notice.”

SECTION 2.5  Administration of Trust.

Article VII of the Original Indenture shall be amended and supplemented by inserting the following new section in its entirety:

“Section 7.13. Administration of Trust.

The Trustee shall administer the trust of the Indenture and shall perform a substantial part of its obligations relating to the 2038 Notes and this Indenture at its corporate trust office in The City of New York.”

SECTION 2.6 Required Notices or Demands.

Section 13.03 of the Original Indenture shall be amended by deleting the addresses and contact information appearing therein and inserting the following new addresses and contact information:

“If to the Partnership or the Subsidiary Guarantors:
TEPPCO Partners, L.P.
TE Products Pipeline Company, LLC
TCTM, L.P.
TEPPCO Midstream Companies, LLC
Val Verde Gas Gathering Company, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
Attention: Chief Financial Officer
Telecopy No. 713-381-8225

If to the Trustee:
U.S. Bank National Association
5555 San Felipe Street, Suite 1150
Houston, Texas 77056
Attention: Steven A. Finklea, CCTS- Vice President
Telecopy No. 713-235-9213”

ARTICLE 3

VAL VERDE, TE PRODUCTS AND TEPPCO MIDSTREAM GUARANTEE

SECTION 3.1 Val Verde, TE Products and TEPPCO Midstream Guarantee.

Each of Val Verde, TE Products and TEPPCO Midstream hereby acknowledges and agrees that it is a Subsidiary Guarantor with respect to the 2038 Notes and is executing and delivering this Seventh Supplemental Indenture for the purpose of providing a Guarantee of the 2038 Notes, and accordingly, the obligations of each of Val Verde, TE Products and TEPPCO Midstream as a Subsidiary Guarantor of the 2038 Notes shall be governed by the Original Indenture, as amended and supplemented by this Seventh Supplemental Indenture, as may be further amended and supplemented from time to time.

ARTICLE 4

MISCELLANEOUS PROVISIONS

SECTION 4.1 Integral Part.

This Seventh Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 4.2 General Definitions.

For all purposes of this Seventh Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Original Indenture; and

(b) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Seventh Supplemental Indenture.

SECTION 4.3 Adoption, Ratification and Confirmation.

The Original Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 4.4 Counterparts.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

SECTION 4.5 Governing Law.

THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the day and year first above written.

TEPPCO PARTNERS L.P.

By:	Texas Eastern Products Pipeline Company, LLC,
its general partner

By: /s/  WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer

TE PRODUCTS PIPELINE COMPANY, LLC

By:	TEPPCO GP, Inc., its managing member

By: /s/  WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer

TCTM, L.P.

By:	TEPPCO GP, Inc., its general partner

By: /s/  WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer

TEPPCO MIDSTREAM COMPANIES, LLC

By:	TEPPCO GP, Inc., its managing member

By: /s/  WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer

VAL VERDE GAS GATHERING COMPANY, L.P.

By:	TEPPCO NGL Pipelines, LLC,
its general partner

By: /s/  WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ STEVEN A. FINKLEA
Name:	Steven A. Finklea, CCTS
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF 2038 NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]1

TEPPCO PARTNERS, L.P.
7.55% SENIOR NOTE DUE 2038

No.____________________	$_____________________

CUSIP No. 872384AF9

TEPPCO Partners, L.P., a Delaware limited partnership (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________________ or registered assigns the principal sum of _____________________________ Dollars on April 15, 2038 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Securities attached hereto]2, at the office or agency of the Company referred to below, and to pay interest thereon, commencing on October 15, 2008 and continuing semiannually thereafter, on April 15 and October 15 of each year, from March 27, 2008, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 7.55% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand, interest on any overdue interest at the rate borne by the Securities from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than at maturity) will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  Interest on the Securities of this series shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay principal, premium, if any, and interest on this security in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the corporate trust office of the Trustee, which on the date hereof is located at 100 Wall Street, Suite 1600, EX-NY-WALL, New York, NY 10005, Attn: David Massa, or at such other office or agency of the Company as may be maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Debt Security Register of Holders or at the option of the
______________________________
1 These paragraphs should be included only if the Debt Security is a Global Security.
2 This clause should be included only if the Debt Security is a Global Security.

Holder, payment of interest on Securities in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender this Security to a paying agent to collect payment of principal.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on its behalf by its sole General Partner.

Dated: __________________

TEPPCO PARTNERS L.P.

By:	Texas Eastern Products Pipeline Company, LLC,
its general partner

By:_________________________________________
William G. Manias
Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:____________________	U.S. BANK NATIONAL ASSOCIATION, As Trustee
By_____________________________________ Authorized Signatory

[FORM OF REVERSE OF 2038 NOTE]

This Security is one of a duly authorized issue of the series of Debt Securities of the Company designated as its 7.55% Senior Notes due 2038 (such series being herein called the “Securities”), which is issued under, with securities of one or more additional series that may be issued under, an indenture dated as of February 20, 2002, among the Company, the Subsidiary Guarantors and U.S. Bank National Association, successor to Wachovia Bank, National Association and First Union National Bank, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as amended and supplemented by the Seventh Supplemental Indenture dated as of March 27, 2008 (such Indenture, as so amended and supplemented, being called the “Indenture”), to which Indenture and all future indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

The Securities are redeemable, at the option of the Company, at any time in whole, or from time to time in part, at a redemption price (the “Make-Whole Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the Make-Whole Price) on the Securities to be redeemed (exclusive of interest accrued to the date of redemption (the “Redemption Date”)) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points; plus, in either case, accrued interest to the Redemption Date.

 The actual Make-Whole Price, calculated as provided above, shall be calculated and certified to the Trustee and the Company by the Independent Investment Banker. For purposes of determining the Make-Whole Price, the following definitions are applicable:

        “Treasury Yield” means, with respect to any Redemption Date applicable to the Securities, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the Redemption Date.

        “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the Securities to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for the Securities, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

        “Independent Investment Banker” means any of UBS Securities LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC (and their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the Indenture, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.

        “Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

        “Reference Treasury Dealer” means (a) each of UBS Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (or its relevant affiliate) and their respective successors; and (b) one other primary U.S. government securities dealer in the United States selected by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities, an average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Securities (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

       Securities called for optional redemption become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed at its registered address. The notice of optional redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the Redemption Date, the method of calculating such Make-Whole Price and the place(s) that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in payment of the Make-Whole Price, interest will cease to accrue on the Redemption Date with respect to any Securities that have been called for optional redemption. If less than all the Securities are redeemed at any time, the Trustee will select the Securities to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

    The Securities may be redeemed in part in multiplies of $1,000 only. Any such redemption will also comply with Article III of the Indenture.

Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

As set forth in the Indenture, an Event of Default with respect to the Securities is generally: (a) failure to pay principal upon Stated Maturity, redemption or otherwise; (b) default for 30 days in payment of interest on any of the Securities; (c) failure for 60 days after notice to comply with any other covenants in the Indenture or the Securities; (d) certain payment defaults under, or the acceleration prior to the Stated Maturity of, Debt of the Company or any Subsidiary in an aggregate principal amount in excess of $50,000,000, unless such acceleration is rescinded within 60 days after notice to the Company and the Subsidiary Guarantors as provided in the Indenture; (e) the Guarantee of the Securities by any of the Subsidiary Guarantors ceases to be in full force and effect (except as otherwise provided in the Indenture); and (f) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor.

If an Event of Default described in clause (f) in the preceding paragraph occurs, then the principal amount of all Outstanding Securities, premium, if any, and interest thereon shall ipso facto be due and payable immediately.  If any other Event of Default with respect to the Securities occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Securities may declare the principal amount of all the Securities, premium, if any, and accrued interest thereon to be due and payable immediately.  The Indenture provides that such declaration may be rescinded in certain events by the Holders of a majority in principal amount of the Outstanding Securities.

No Holder of the Securities may pursue any remedy under the Indenture unless the Trustee shall have failed to act within 60 days after notice of an Event of Default with respect to the Securities and written request by Holders of at least 25% in principal amount of the Outstanding Securities, and the offer to the Trustee of indemnity reasonably satisfactory to it; however, such provision does not affect the right to sue for enforcement of any overdue payment on a Security by the Holder thereof.  Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Securities may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing default (except default in payment of principal, premium or interest) if it determines in good faith that withholding the notice is in the interest of the Holders.  The Company is required to file a report with the Trustee each year as to the absence or existence of defaults.

The Company’s payment obligations under the Securities are jointly and severally guaranteed by the Subsidiary Guarantors.  Any Subsidiary Guarantor may be released from its Guarantee of the Securities under the circumstances described in the Indenture.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of the Company and Subsidiary Guarantors on this Security and (ii) certain Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Subsidiary Guarantors and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding.  The Indenture also contains provisions permitting the Holders of at least a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company or the Subsidiary Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.  Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Securities to cure any ambiguity, defect or inconsistency, to make other changes that do not adversely affect the rights of any Holder and to make certain other specified changes.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax, fee, assessment or other governmental charge payable in connection therewith.

The General Partner and its directors, officers, employees, incorporators and stockholders, as such, shall have no liability for any obligations of the Subsidiary Guarantors or the Company under the Securities, the Indenture or the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder, by accepting this Security, waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of this Security.

Prior to the time of due presentment of this Security for registration of transfer, the Company, Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.  The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to TEPPCO Partners, L.P., 1100 Louisiana Street, Suite 1800, Houston, Texas 77002, Attn: Investor Relations.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders thereof.  No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identifying information printed hereon.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT FORM

(I) or (we) assign and transfer this Security to

_________________________________________________________________________________________________________________________________________________________________________________
(Insert assignee’s social security or tax I.D. number)

_________________________________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ as agent to transfer this Security on the Debt Security Register of the Company.  The agent may substitute another to act for him.

Dated:____________________

Signature:_________________________________________________ (Sign exactly as name appears on the face of this Security)
Name:____________________________________________________
Address:__________________________________________________
__________________________________________________ Phone No.:________________________________________________

Signature Guarantee

By:__________________________
Signature guarantor must be an eligible guarantor institution – a bank or trust company or broker or dealer which is a member of a registered exchange or the NASD.

SCHEDULE OF EXCHANGES OF SECURITIES3

The following exchanges, redemptions or repurchases of a part of this Global Security have been made:

Principal Amount of this Global Security Following Such Decrease Date of Exchange (or Increase)	Authorized Signatory of Trustee or Security Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

___________________________________________________
3 This schedule should be included only if the Debt Security is a Global Security.

NOTATION OF GUARANTEE

Each of the Subsidiary Guarantors (which term includes any successor Person under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Partnership.

The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

TE PRODUCTS PIPELINE COMPANY, LLC

By:	TEPPCO GP, Inc., its managing member

By:______________________________________
William G. Manias
Vice President and Chief Financial Officer

TCTM, L.P.

By:	TEPPCO GP, Inc., its general partner

By:______________________________________
William G. Manias
Vice President and Chief Financial Officer

TEPPCO MIDSTREAM COMPANIES, LLC

By:	TEPPCO GP, Inc., its managing member

By:______________________________________
William G. Manias
Vice President and Chief Financial Officer

VAL VERDE GAS GATHERING COMPANY, L.P.

By:	TEPPCO NGL Pipelines, LLC,
its general partner

By:_______________________________________
William G. Manias
Vice President and Chief Financial Officer